Exhibit 99.1

American States Water Company Announces Notice of Redemption of Notes

SAN DIMAS, Calif.--(BUSINESS WIRE)--June 12, 2014--American States Water Company (NYSE: AWR) today announced that its Golden State Water Company (“GSWC”) subsidiary has issued a notice of redemption of its $5,000,000, 6.87% Medium-Term Notes Series A due 2023, and $10,000,000, 7.00% Medium-Term Notes Series A due 2023.

The Notes will be redeemed at a price of 100% of the outstanding principal amount of the Notes, plus accrued and unpaid interest to the redemption date. The redemption date is July 15, 2014. The Company plans to replace this $15 million with lower interest rate debt.

This announcement does not constitute an offer to buy or sell or the solicitation of an offer to sell or buy any securities in any jurisdiction.

This press release contains forward-looking statements of future expectations. Actual results might differ materially from those projected because of factors such as those identified in reports AWR has filed with the Securities and Exchange Commission.

American States Water Company is the parent of Golden State Water Company and American States Utility Services, Inc. Through its utility subsidiary, Golden State Water Company, AWR provides water service to approximately 257,000 customers throughout 10 counties in Northern, Coastal and Southern California. The Company also distributes electricity to approximately 24,000 customers in the Big Bear recreational area of California. Through its contracted services subsidiary, American States Utility Services, Inc., the Company provides operations, maintenance and construction management services for water and wastewater systems located on military bases throughout the country through 50-year privatization contracts with the U.S. government.

CONTACT:
American States Water Company
Eva G. Tang
Senior Vice President-Finance, Chief Financial Officer,
Corporate Secretary and Treasurer
Telephone: (909) 394-3600, ext. 707